Exhibit 99.1

Raw Transcript

14-Nov-2012

FirstCity Financial Corp. (FCFC)

Q3 2012 Earnings Call

1-877-FACTSET www.callstreet.com	Total Pages: 17 Copyright © 2001-2012 FactSet CallStreet, LLC

MANAGEMENT DISCUSSION SECTION

Operator: Welcome to the Third Quarter 2012 FirstCity Financial Conference Call. My name is Ellen, and I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.

I will now turn the call over to Mr. Jim Sartain, CEO, FirstCity Financial Corporation. Please go ahead.

James T. Sartain

Thank you, Ellen, and good morning to all. Today, first of all, let me introduce the people that are in the room with me. Bryan Baker, our CFO is here; Jim Moore, Chief Operating Officer; Suzy Taylor, our Investor Relations. Stuart Shaw is here handling our IT.

Before we get started here, Jim Moore, would you read our forward-looking statements, please?

Jim W. Moore

This conference call may include comments that are not historical facts, such as projections of revenues, income or loss, future economic performance, plans or objectives of management for future operations, or other forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are dependent on a number of uncertainties that could cause the actual results to differ materially from those implied, projected or predicted in the forward-looking statements.

When any such forward-looking statement includes a statement of the assumptions underlying such forward-looking statement, the company cautions that while such assumptions are believed to be reasonable and are made in good faith, assumed facts almost always vary from actual results, and the differences between assumed facts and actual results can be material depending upon the circumstances.

Additional information containing factors that could cause actual results to materially differ from the forward-looking statements are contained in the press release issued earlier this morning and in the company’s latest Form 10-K and Form 10-Q, and other factors discussed in the company’s filings with the Securities and Exchange Commission.

James T. Sartain

Thank you, Jim. And as you have read this morning, most of you, I assume, our press release was issued this morning.

Reporting this morning, $4.8 million in earnings for the third quarter, representing $0.45 per share or year-to-date of $14.6 million of earnings and representing $1.38 per share fully diluted. A good quarter for us as Jim will primarily and Bryan will cover this more in detail, primarily made up of our core business — earnings from our core business not necessarily any unusual type items in the quarter. So, we’re thrilled about the earnings for that — for the third quarter.

Acquisitions at $17.5 million, purchase price and portfolio assets on a face value of $45.1 million or $38.8 million of face value, somewhat down and a disappointing quarter from the standpoint of acquisitions. But again, as we did these things, they’re opportunistic. We had to bid our price and we had to very disciplined in our bid prices and it’s not from the lack of effort and the lack of bidding, it’s just — it’s from the fact that there is some competitive pressures.

We’ve acquired though today the $157 million in purchase price on a face value of $341 — $344 million, representing about 45.5% purchase price to face value. And that’s pretty much in keeping with generally where we run anywhere from about 45% to 55% purchase to face value. We invested $1.4 million in other non-portfolio debt and equity and that was primarily in our SBA platform.

November 7, last week, we executed a definitive agreement to sell our 37.4% minority interest in an entity called UBN, a French company for €20 million. The closing said to be on or before December 20, 2012, and I’ll discuss that further later in the conference call. But first, let’s get to Bryan Baker, and let him cover the financial information for the quarter and year-to-date. Bryan?

James Bryan Baker

Good morning, as stated, Jim told us about the earnings for the quarter of $4.8 million or $0.45 per diluted share compared to $2.7 million, or $0.26 per share in the third quarter of 2011.

Note the table on page 1 reflects the earnings contribution of the portfolio business at $6.4 million for the quarter versus $3.1 million last year, and the Special Situations Platform contributed $858,000 for the period compared to $1.4 million last year. Corporate and other expenses were $2.4 million for the quarter versus $1.8 million prior year, primarily due to increased legal, professional and accounting costs. Also influencing the numbers this quarter was income recognition on the sale of two Mexican investments of $1.3 million. $750,000 of that was a gain on the sale and we also recognized $550,000 of deferred income related to those two entities. We also had FX gains of $716,000 in the quarter, $300,000 of which was related to the euro and $415,000 out of our Latin America investments.

Flipping over to page 4, we’ll go to the income statement, beginning in the revenue section, we begin with servicing fee income $3.7 million for the period versus $2.8 million last year, a 32% increase. And this is directly related to the collections from the U.S. unconsolidated partnerships of $73 million for the period compared with $40 million in the 2011 quarter.

Portfolio income, which is related primarily to our consolidated portfolios, was $7.7 million for the period, down from $11.9 million in prior year primarily a result of the lower consolidated collections of $25.1 million during the period versus $34.3 million in the prior year.

As most of our investments have shifted to off-balance sheet partnerships, this number has and will continue to shrink with our consolidated portfolios. We did have an increase in railroad income due to the growth in the overall rail operations and business, and that brings us to our total revenues for the period of $18.8 million compared to $20.2 million.

Going on down into the expense categories, overall, total operating expenses were down slightly, $16.9 million compared to $17.4 million in the prior year, and I’ll walk through some of the items that changed. Interest expense was down period to period by $2 million, resulting from a decline in our debt period to period and the overall lower cost of funds compared to last year. Salaries and benefits were up $425,000 quarter to quarter, and $1.2 million year to year due to some staff additions and accruals related to earnings levels.

Our consolidated impairments were $2.1 million for the quarter versus $1.6 million in the prior year. These impairments occur from time to time as cash flows change and new information or disposition strategies are updated. This doesn’t necessarily indicate a trend.

Additionally, asset level expenses were down quarter to quarter and year to year due to lower holdings of wholly- owned portfolio assets during the period. Our railroad costs were higher, primarily as a result of the increased rail activity and other operating costs related to the growing operation. It was clearly offset by the increased railroad revenue above.

Our other expenses declined $442,000 during the period, primarily as a result of the inflow of foreign exchange gains that float through there.

Coming on down to earnings of $4.2 million for the quarter versus $2.8 million in the prior year, income from our portfolio acquisition partnerships is up year-to-year, primarily as a result of the higher level of collections in those entities, $78.3 million versus $47 million. And you can see below that, we had the gain that I talked about earlier on the sale of the Mexican investments of $746,000.

Taxes had a nominal impact during the quarter. And income from non-controlling interest was down slightly as that basically reflects other partners sharing consolidated portfolio entities.

Coming on down the page, we’ll take a look at the balances sheet. We see that total assets at September 30 was $282 million, down from $303 million last quarter and $356 million at the end of last year, as we’ve continued to liquidate the portfolios faster than we’ve acquired other assets. Equity of FC shareholders increased to $129 million at quarter-end, primarily as a result of the earnings during the quarter and FX changes.

Our earning asset base was $227 million at period-end, with approximately 82% of that being in the domestic market when including the Special Situations Platform. The unrealized gross profit, on the last page of your release, continues to show shrinkage in that base to down to $78 million at period-end as we’ve continued to burn off these assets.

Our cash position at quarter-end reflects consolidated cash of $42 million, of which approximately $16 million is available for investment and operating needs. Our operating cash flow is approximately $67.6 million for the period which includes net proceeds received from liquidation of portfolio assets.

At this time, I’m going to turn it back over to Jim.

James T. Sartain

Thank you, Bryan. At this point in the call and historically, I’ll just talk about the business at present in which I will continue — I will do here.

As reflected in the amount of acquisitions in the third quarter, the $17 million and the small amount of investments, and obviously — and also, carrying on to today, by the way, we have found this market to be very, very competitive, lots of funds raised, lots of money raised, chasing tremendous amount of product that it’s in the market. Certainly, we have maintained our discipline on our investing philosophy. Under that is if you don’t make money paying too much for these assets. And when you’re buying this type of assets, there’s always surprises in there — in many of them and Jim Moore sitting over here going to attest to that as he heads up our servicing operation, as well as others in our [indiscernible] (11:15) they’re going to attest to that that there are surprises in these trades.

Having said that, I’m not obviously matching us off, I guess — and I don’t want the investment philosophy on some of these funds are, but they’re certainly bidding to much, much lower returns than our discipline tells us that we should maintain it at our level. But we’re going to get our share, it’s just, we go through these cycles or we go through these cycles of downturn where the competition [ph] rigs (11:49) increases substantially. We are looking at how we might tweak our investment strategy, as I like to refer to, our toolbox, so that we might be more competitive but deliver like returns. Maybe some of that is using some leverage with our acquisition price and some other strategies.

But in the first quarter, at present, we had total — FirstCity invested $7 million off its balance sheet in portfolios that was $5.6 million off of $17.9 million in investments. We had a small equity investment of a couple of hundred thousand that had something to do with some money in the Crestone operation, and we had SBA advances of $1.3 million. So, our total was $7 million. In the fourth quarter that — our number, we’ve invested only $2.1 million today, although we obviously continue to bid every day off of purchases of $3.6 million.

Year-to-date, our portfolio purchases have been $161 million — $147 million. We’ve invested $27 million in that. We’ve had some equity investments mostly related to probably our foreign operation of $ 0.5 million. Crestone, $1 million, that was a consolidation of another railroad entity that had been acquired some months ago. The debt was acquired. Small amount in Europe, $0.5 million, and SBA advances of about $11.6 million. So, year-to-date, we’ve invested about $40.6 million on our platform.

In our pipeline, though, of our core business, the portfolio acquisition business, U.S. portfolio acquisition business, our pipeline currently stands at $1.5 billion. Most of this product will be bid between now and year-end. I keep saying every quarter our pipeline is heavy and it is heavy as it continues to be substantial. And there is a lot of product, and — but, tweaking our toolbox may help us get there at some of these arenas, although we’ve continued that and will continue to maintain our discipline and the way we value and underwrite and project the cash flows for these assets.

Right now, we have of the $1.5 billion in our pipeline, over $700 million is in active diligence. So, we have our teams underwriting. We expect to win some of that between now and year-end. As I said earlier, we’ve remained very disciplined in our approach. We’re not going to sit around and say, money is burning a hole in our pocket, like we believe some of our competitor — not downplay our competitors, but we do believe some of our competitors have raised capital, have money burnt in the hole of their pocket, and are chasing much lower yields to trying to put that money to work.

And sometimes, that becomes a temporary event, but it only takes one investor to beat you by $1 and you still lose. But we’re seeing some of the spreads on our bids between what we’re bidding and what we’re seeing some of the competitive bids are when we can find out that information, some of those spreads to be fairly wide. So, and again, a lot of people have entered the business and we’ve seen it before in cycles. We see a lot of people exit the business from time to time, too.

Just talk a moment about liquidity, cash reflected on the balance sheet, the $41.7 million, obviously, is not just freed-up liquidity that we have on our balance sheet. These are clearing accounts, lockbox accounts that get swept and paid toward our debt or swept toward the partnership arrangements and so forth. We’ll say that our unencumbered cash presently stands approximately at $16 million with approximately another $3 million of cash flow in our sweep accounts that will come to us here in this month and excess revolving line of credit which we have with the local bank, First National Bank of Central Texas, of about $13 million.

So, I mean, we have borrowing capacity of about $30 million. If our plan ferrets out here between now and yearend, we believe we will be investing the majority of that cash into deals between now and year-end alongside our partner.

So, liquidity, obviously, as we’ve stated many times, has become — is an issue to the company in our ability to grow the company, in our ability to acquire portfolios and take bigger batch of the apple in these partnerships that we do with the Varde Group.

As reported in the highlights here, we sold our interest in the French operation. Last quarter, we reported a restructure of that operation into an entity called UBN, a French company that owns the majority interest of the operating entity MCS in France. We owned in excess of 37% of that operation, a minority ownership interest, and that is an entity that’s been profitable to us for many years and some — as we invested in MCS and our UBN.

But in keeping with my quote that I have made for years and years and years, everything we got is for sale. The board felt it was in the best interest of the company and made the decision to accept a €20 million offer to sell our minority position in the company. And I do believe it is in the best interest of the company. That €20 million equates to roughly $25.5 million today depending on where the euro goes. This morning, it was 1.27 — 27, it’s — it might be a little higher than that now, might be a little lower but it roughly equates to $25.5 million.

To-date, I mean, it’s not a big gain to us nor is it a big loss to us as it will [ph] play close (18:32) to our carrying value. But what it will do and what I like to — what I call this is a liquidity event. The cash that we received converted to dollars will make a significant pay-down on our current Lloyds Bank debt that, as you might recall, that we restructured last December.

Presently, including our outstanding letters of credit, the debt at Lloyds is $61.6 million at the end of this month. It’s a little higher than that right now but we have cash in our lockbox accounting as well. We projected to about $61.6 million by month end.

The debt that we — the $25.5 million that we get, we will get a 10% of what we call leap-through off of that. So, it will throw off just free cash to us of $2.5 million to $2.6 million. And we will apply about $23 million to that debt, reducing the debt down to less than $40 million. And obviously, there’s other cash flows that go in there between now and the time that we close on our transaction on the French sale. So, we project that debt to be significantly or substantially below $38 million sometime in December.

Again, our liquidity — the closer we get to retiring the lowest debt, albeit, very low interest rate debt, the closer we get to retiring that debt, the more liquidity we’re going to generate because it freeze up unencumbered assets, and it unencumbers a lot of cash flow that will support our ongoing operations here at FirstCity. So, it will make — and having done that, it will make for our — the company’s ability to make more balance sheet investments if you will.

So, that is a positive to the company, the liquidity event and, in fact, reducing any kind of exposure we might have to foreign currency risk in the future will be — certainly as it relates to the French operation, will reduce that debt that any kind of exposure we’ll not have there.

Turning to Mexico — we reported in August that we sold two portfolios in Mexico in the third quarter, and it created some gain to us. And that’s reflected in the — and of course, we sell the portfolios in ordinary course of business. We do it in the U.S. I’ve seen it done in France on several occasions. I’ve seen it done in Germany on several occasions, and we’ve done it in Latin American on some occasions. But we sold a couple of portfolios.

Our carrying value on Mexico today is about $8.8 million roughly. Based on how we are downsizing that operation, we do expect over the next two to three months another $2 million to $2.5 million in cash flow out of Mexico that will reduce that carrying value somewhere to around $6.5 million in size on our balance sheet. So, we brought the carrying values in Mexico down from somewhere around $25 million. And we believe that over the next two to three months, we’ll have it down to around $6.5 million.

Obviously, you do remember, last year, we took an impairment to do that, our impairment that was needed. But we believe there’s not a hole in this balance sheet. We don’t believe there’s a rock pile left there, if we like to say. We believe that the $6.5 million carrying value will have — will take us two to three years to amortize off of our books, based upon the projected cash flows. And there will be a residual value there. How much that would be? $2 million to $3 million above.

We’ve had the asset on basically non-earnings status for some time. And we will recover our $6.5 million carrying value over a two- to three-year period and have a residual value left. So, we feel like we’ve got that Mexico mark, but there’s a strategy there of downsizing our operation and our overhead, and we are downsizing our overhead and the operation as we liquidate these assets that comes from asset sales and/or collections. So, we feel like we’ve got a great circle around Mexico and where we’re going with that structure.

So, really, in summary, and to sort of wrap this up, at the third quarter, $4.8 million made up good core earnings out of portfolio assets. We’re delighted about that. As I reported, liquidity’s okay. Again, not sufficient enough liquidity to be bidding these loans on our own balance sheet and — ability to get a critical mass. So, the partnership and that relationship remain. Obviously, in the partnership relationship, we still get a significant amount of servicing fees, incentive fees, et cetera, that come with that that are somewhat delayed when you buy these portfolios because you have to hit the incentive fees. So, there are some various [indiscernible] (23:51) to do in those partnerships although we don’t have the whole loan.

Our pipeline remains great; obviously, very competitive. And we are working diligently to figure out how we might be able to maintain our returns but also — and maybe that is the use of some levers and some other twigs, if you will, but we’re certainly not going to go out and try to meet some of the people we see bidding in these markets and meet what they’re paying because it just didn’t make sense for the business and it’s not a good business and you lose all — and your gross profit dwindles significantly.

But management is committed to making this work. We will work. We’ve been here a long time. We’ve seen these cycles. We’ve not seen a cycle where we virtually had zero interest rates but we’ve seen these cycles where they had a lot of product which is much more competitive. But we’re excited about where we are and we continue to work every day to create and continue to create shareholder value.

So, that completes my prepared remarks. Ellen, I believe at this point, we could open it up for Q&A.

QUESTION AND ANSWER SECTION

Operator: Thank you. We will now begin the question-and-answer session. [Operator Instructions] Our first question comes from Ray Cabillot from Farnam Capital. Please go ahead.

Raymond Cabillot	Q

Hi, Jim. Congratulations on the quarter and sale of UBN.

James Sartain	A

Thank you, Ray. How did it not surprise me that you were the first one?

Raymond Cabillot	Q

Locked out this quarter. My question will be possibly a bit somewhat to a question asked last quarter, but it seems like you’re fairly rapidly delevering the company and — which I applaud. It seems like your — and as you do that, it would seem like the predictability of your earnings picks up quite a bit. And I was wondering if you could comment a little bit on that. And as we look, it would seem like it becomes much more likely we kind of are in a role of continuing to have some nice quarterly results, I was wondering if you could comment on that.

And then secondly, if assuming liquidity keeps improving with the sale of the UBN that was announced and when you mentioned about Mexico and your cash flow from your servicing — from your portfolio would seem likely to continue, could you describe a little bit about the ability to kind of continue to increase your percent to ownership and the partnerships or else other options for that cash? Thanks.

James T. Sartain	A

I’m glad to address it, Ray, and thanks for the question. You’re absolutely right. You can look at the balance sheet, and you can look at to how it has delevered and has shrunk over the past years. And we said this back in June of 2010 not to be — not to try to go that far back, but in June of 2010 when we restructured our debt initially with the Bank of Scotland, going from the revolving line of credit that we had in those days at $350 million to a structured payback, if you will, amortization of the debt, which obviously took — because of the amortization, took and continues to take quite a bit of liquidity out of the company.

So, in many respects, the way that was structured, and we ended up with — and that restructure some liquidity. And by the way, the bank really was fair to us again last December when we restructured the A and B note and got the fair value test on the B note and so forth, which created shareholder value, but it did not create liquidity. Even because of the fair value of the $25 million that we took and gained, we still have got no liquidity out of it.

Our inability to get lenders to come into the mix against the assets where Lloyds, and again, not blaming Lloyds or anything, they’ve been very good to work with. They come into the mix because of that debt and because of our structure and because of our inability. We could play our equity investments in partnerships, but that gives lenders a lot of consternation being in non-control positions and partnerships.

We made the decision and I think rightly so and we’ve said this all along that there’s numerous non-core top assets that we need to exit, and we need to have a game plan to exit that. So, we said about doing that, and I think the Mexico downsizing of our entity there, although that was pretty hard hit against that back in December, but we have a game plan of saying that ultimately we liquidate out our positions in Mexico. It may take a little longer as far as the portfolio is concerned.

But you can even see in our operations as we downsize employee base and so forth and that’d continue to come down, too. Then it would make sense to go ahead even though Lloyds bank debt is structured at 25 basis points, it would still make sense to exit some of these non-core assets and pay down debt. Because there is significant cash flow to the residual assets in the structure of what we call FLBG Corp, where the Lords Bank that is, there is significant residual cash flows that are available to the company on wholly-owned assets and on other assets that could be used to make wholly-owned investments in the future with excellent returns on. We haven’t got there yet but it’s going to create some of the shrinkage to do that.

I think the strategy is working. I think that and I believe that you’re right. I think that based on where we are in the portfolios, I don’t see that we have a lot of what we’ll call rock piles on our balance sheet. Some people like to refer rock piles as what’s left over of the residual. But just the fact that we were able to negotiate with our partners over in France the sale of our equity interest in MCS which, by the way, was projected in our cash flows out five years at this same price. But we were able to do that and are working hand in hand with our partner there to get that done. So, I’m saying I just don’t see that many rock piles there.

I think our balance sheet is in the best shape it’s been in many, many years and solid. From that perspective, though, generating the liquidity becomes a concern. I would say this, we find ourselves — although we’re smaller, we find ourselves like many other companies large and small, find themselves on a situation where you’re trading at a discount to book value.

The board is addressing that at the board. As far as FirstCity Board is concerned, we’re actively reviewing business opportunities with management, and believe that we will maximize shareholder value out of those review processes. I’m excited about where we’re going with that, and it’s nothing — no stone is left unturned is what I’ll have to say. But predictability of earnings, it’s always going to be up and down based upon cash collections. But I believe that quality of the assets is much stronger today than — and we have a better handle on the quality of those assets and earnings are going to throw off than we have had in years.

Raymond Cabillot	Q

Jim, it sounds like the board has taken — or has recently taken a bit more of a focus on shareholder value and/or kind of closing that gap to book. Is that a fair assumption based on the things you’ve said?

James T. Sartain	A

I think that’s the charge of the board. Obviously management, too. But the board takes their judiciary responsibility to the shareholders very seriously as does management. And we have a great board. We work with them on a continual basis, on what are the business opportunities for a platform that has a lot of skill sets. And, yes, so, yes, the board takes a very active role in trying to — in attempting to enhance shareholder value.

Raymond Cabillot	Q

If we look out two years, do you think it would be reasonable to assume some of the less than kind of your — maybe some of the businesses that are a little bit ancillary to your overall business, whether that’s SBA, railroad, some of the foreign. Do you think that it would be likely to see some of those gone, less debt or off-debt look — specifically focus to the U.S. to stretch that business being there. And a focus on no matter what it takes closing that gap to book even if that means selling the railroad and doing a buyback 18 months out. Do you think that’s a fair assumption?

James T. Sartain	A

Ray, I always answer that. I know you get tired hearing it. Everything we got is for sale.

Raymond Cabillot	Q

Yes. It seems like you’re selling a little bit more now.

James T. Sartain	A

Well, I mean, first of all, you don’t go give it away.

Raymond Cabillot	Q

Nope.

James T. Sartain	A

Clearly, we could go hedge a lot of this what we’ll call maybe non-core and we could give it away, but that’s giving away shareholder value. And I’m not going to do that because we do have a pretty low carrying cost specially in the — with the Lloyds debt, the way it is at 25 basis point.

So, I mean, that does in itself give us the opportunity to go seek out the best exit strategies that we can find for what we may call non-core. And as well as the assets that are financed — that are whole loans, that are core assets, it gives us stability because we’ve got three years remaining on the Lloyds debt...

Raymond Cabillot	Q

Okay.

James T. Sartain	A

...a little over three years.

Raymond Cabillot	Q

Yes.

James T. Sartain	A

...at a very reasonable interest rate. So, it gives us ability to seek out. And in the meantime, we want to continue to generate earnings that increases our book value and increases our shareholder value in our opinion. And I think our — and having done that, and this is not something that just started last week. I mean, this is something that the board and management have been involved in for some time.

Raymond Cabillot	Q

Thank you. Thank you.

James T. Sartain	A

Thank you, ray.

Operator: Our next question comes from Brad Evans from Heartland. Please go ahead.

Brad Evans	Q

Yes. Good morning there, everybody.

A

Hi, Brad. How you doing?

A

Good morning.

Brad Evans	Q

Thank you for taking the questions. Jim, I missed it. What is your — at the end of the quarter or maybe post the sale of the French asset, what — can you give us a snapshot what your total liquidity position would look like, perspectively?

James T. Sartain	A

The French sale, when it closes on or before December 20, and we are under definitive agreement, does not necessarily in and of itself create a lot of liquidity. What it does create a leak-through of 10% of the purchase price about $2.5 million, which we always are glad to get because we get 10% out of the leak-through. But the rest of it goes to pay down the Lloyds debt.

So, it, by itself, does not create a liquidity then. It just puts us closer to getting the Lloyds debt retired that allows us then to have cash — more cash flow out of the residual asset, which are substantial. After the Lloyds debt, we project there’s probably $80 million of remaining cash flow coming out of after the Lloyds debt is paid. So, the quicker we get that paid, the sooner we start to be getting the oldest freed-up cash flow out of the assets that are pledged to the Lloyds debt.

And that’s just — that’s a projection. We do those every month, as a matter of fact, and we pretty much know, and that’s the reason I keep saying the quality of the assets that is there are not rock piles. It’s evidenced by the sale in France. It’s not a rock pile. We got a good value for that minority position, but we have a lot of whole loans sitting over there pledged to Lloyds and some of it to Bank of America and some to Lloyds. But we’re in the process of liquidating those. A lot of those wholly owned loans are performing. And so I think we’ve owned them long enough to know pretty much what our strategy is, but some of them, if you got a performing loan — and I’m not trying to get off on a tangent here. But if you got a performing loan that’s earning — it’s paying every month at a 6% coupon and they don’t refinance but they continue to pay, what can we do? We can only offer them a settlement to settle it. But if they don’t want to settle it, they just continue to pay. So, we have quite a bit of that sitting over there and the pledge to Lloyds and Bank of America.

So, once that debt is paid, I mean net cash flow starts coming to the whole company to use, to reinvest and hire yielding assets or into our portfolio, are being able to take what I will call bigger bites of the apple in these portfolio investments.

So, it’s a strategy but — the UBN-MCS sale is part of that strategy. Mexico is part of that strategy. And that these other entities that we look at at the right price now, I mean, our other entities are performing and have been profitable. Davy Hills of the world, the Crestone entities of the world and so forth, but at the right price and taking your time, sure. Everything we’ve got is for sale to create liquidity, Brad.

Brad Evans	Q

Yes. And I’m just a bit curious if you could discuss what are the impediments to potentially refinancing the balance sheet as we stand here today.

James T. Sartain	A

The board and the management are looking at all of those structures as I’ve said earlier. Right now, debt at Lloyds is 61 — $65 million, down to $61 million or $62 million by the end of the month.

Brad Evans	Q

Right.

James T. Sartain	A

That’s 25% basis points debt. If I refinance today and paid them off, I’d be looking at somewhere LIBOR of 300 to 500 probably. It might be worth it. That is a strategy we’re looking at.

Brad Evans	Q

I mean the benefit there would be the ability to grow the balance sheet again, correct?

James T. Sartain	A

Possibly, yes. Yes.

Brad Evans	Q

So that leads to my second question is, back in the past, I think you had indicated that the appropriate leverage ratios mean leveraging equity 3 times was not an uncomfortable position for the company. It has something — has that changed in terms of your view of optimal leverage within the organization in terms of driving return on equity?

James T. Sartain	A

No, my view had changed. Lenders’ views have changed. And having lenders — and I’m in contact with a lot of lenders. And I think we are making real progress towards that goal. Will they go 3 to 1 today, probably not, 2 to 1, maybe. There’s just a very much different attitude in your lending community, although I do see — and having been in the banking business on the other hand, I mean what do banks need are good earnings assets. So, I do see lenders now trying to come in to the market because banks need earning assets themselves, good, solid earning assets. And we think we can deliver good, solid earning assets to pledge a good — we can pledge good, solid assets to superior loan that we give them a good earning asset.

So, I’m not as negative toward getting that kind of leverage in some time in the future as I might even then six months ago. And I think part of that is we’re seeing this Lloyds debt get out of the way, but you sort of run that balance. You say they got — man, I got a great interest rate. That, in itself, creates shareholder value and really paying 25 basis points. It’s de minimis compared to what I would pay if I refinanced it. So, you run that balance. But we’re getting close to that. I think, again, the French sale, the Mexico transactions all lead us into that thought process, Brad.

Brad Evans	Q

Okay. I’ll hop back in the queue. Thank you very much.

James T. Sartain	A

Thank you, Brad.

Operator: [Operator Instructions] We have no further questions at this time. I will — I’m sorry. We did have Mr. Evans from Heartland queue up again. Please go ahead.

James T. Sartain	A

Brad.

Brad Evans	Q

Jim, I’d be curious. I understand how you characterize the competitiveness in the market, but yet the pipeline seems to have stayed relatively — at a relatively high level. Can you help square that circle for me?

James T. Sartain	A

Well, our hit ratio is very low right now [indiscernible] (42:27). And I don’t have the exact number in front of me, but we’ve — probably in the last 90 to 120 days, we did over $1 billion worth of stuff. We’re just — in the way the sellers are selling this, you have two or three issues. You’re going to have sellers that have a higher reserve price and say, I’ll sell it if I hit the price. So, there is not as much pressure on the sellers, which are typically commercial banks today, to sell these assets unless they hit a certain target. Lower interest rates have had an impact on that.

And when you see these portfolios, I know of one seller right now who’s got a $200 million portfolio out for sale, that they’re selling on every asset individually, which — the game has changed in that regard and what that puts you into is a position of competing with someone that might say, well, I’d like to buy that nonperforming asset because I want to own that real estate and I’ll go foreclose so I can buy it cheaper this way and then high on the real estate but that’s really all I want. And that’s really how they scattershot these portfolios in the competitive environment.

Now, you do find sellers from time to time that said, I don’t want to go through this menagerie, if you will, of selling one by one because it’s two owners and we’re selling pools. We’re generally in a — we’re generally more competitive when the pool will trade somewhere in the $10 million to $15 million range. But we are competitive buying individual assets and that’s — it’s nothing but — as our acquisition guys say, it’s nothing but solid labor because we underwrite every asset individually anyway and have for a year. And it’s not like we say, here’s a pool and should act this way and we won’t forget — this bottom 20%, we won’t even price. We’ll just price it along on some kind of extrapolation. That’s not the way we do it. We underwrite every asset.

So which tells me that some point when I look at loss-sharing banks and I saw the $188 billion that was — that’s been placed into loss-sharing, yes, some of that has been resolved but a lot of it hadn’t been resolved. And I still see the FIDC failing a few banks. And I see the ratings on these banks and I see the MOUs that come out from the FDIC. There still got to be a day of reckoning on this day using this process and we just think the best — some of the best is yet to come in the U.S., and there’s timeframes on it. So, yes, it’s competitive, but everybody can’t buy all of it. They can’t absorb that much. I don’t — we don’t — there’s competitors we know, but you — there’s something to buying it, but if you don’t manage it properly, and you have to absorb the management of that, there’s just so much you can do. So, that give us gaps in the competition, too, that we’re able to — because we’re going to be there. And we’re going to be bid. And we’re never going to fail to close. We’re well respected in the market. When someone has a sale, we get the call. And so, I...

Brad Evans	Q

Jim, are you — of the almost 500 banks that failed, are you starting to see any of those assets trickle into the market? I realize, the first bank that failed was in, I guess, March of 2009, so they — those loss-share agreements starting to expire. Are you starting to see any assets trickle into the market from the failed banks?

James T. Sartain	A

We’ve seen about one.

Brad Evans	Q

That’s it.

James T. Sartain	A

And what the FDIC has done has gone into, this has lasted longer than we thought. We don’t have a liquidity supported. Let’s extend those loss-share agreements. So, you’re seeing some of that, too.

Much to the chagrin of some of the CEOs of these banks saying, man, if I could get rid of loss sharing, I could run my bank, because the government does prey on them a little bit, and all the regulatory and approval processes — gives these banks some real headache.

I just think at some point, with all the transition — well, [indiscernible] (46:39) transition going on but all the new banking laws, it’s really hard for me to even figure out how community banks are going to make money in the future. But at the end of the day, they’ve got to figure it out. But they can’t do it if they’re sitting on a pile of problem assets. That news compounded the issue.

Brad Evans	Q

Too much of your appetite for European assets?

James T. Sartain	A

Well, yes, I mean, I think that the — I think that Germany really presents some real upside. I mean, dealing with — we haven’t seen as much come to market. We have a very, very small presence there. We buy a few small assets from time to time, but we don’t really — but we’re prepared to take advantage of it when we need to at the right time. We just don’t think it’s the right time. There has been portfolio trades in the UK and Ireland. We have not participated in those. They traditionally are huge trades. But we have our nose to the ground, looking at those opportunities from time to time if the time arises and we have the capital, and the partnership relationship to make those work.

Brad Evans	Q

I’m sorry, and just one last question, did I hear correctly, you said that — was it $11 million of cash that was free and clear?

James T. Sartain	A

$16 million.

Brad Evans	Q

$16 million. So, you could, in theory, buy back stock with that cash, is that — or what would prevent you from buying back stock with that cash if you so choose?

James T. Sartain	A

Well, nothing would prevent you from doing it. Depending on how much you bought though, you certainly wouldn’t be able to participate in the market if you didn’t have liquidity to do it. But again, all of those structures — and that was a big question that we had in the last quarters, are things that are being reviewed by the board in these business opportunities. And we believe all of this will turn out in our plan to maximize shareholder value. And I keep saying that because that has been our focus for some time but especially over the last couple of years, be able to [indiscernible] (48:46) and understanding the quality. And the quality of our assets relates to the quality of our equity.

Brad Evans	Q

So, just philosophically, if you were to, say, buy back 1096 of the company for, say, $10 million or thereabouts, you think — would that meaningfully compromise the company’s ability to continue to deleverage and at some point capitalize on attractive assets in the marketplace that might materialize?

James T. Sartain	A

In my view, yes today. As we downsize these non-core assets, that could change.

Brad Evans	Q

Okay. Thank you.

James T. Sartain	A

Yes.

Operator: We have no further questions at this time. I would like to turn the call back over to Jim Sartain for closing remarks.

James T. Sartain

Well, thank you for listening today. Good questions, Brad and then Ray, and we — as I summarized earlier, we’re very focused on delivering and trying to maximize shareholder value through increasing our earnings, increasing our value, increasing our book value. We’re sitting at about $129 million, $130 million of pure book value, which relates to roughly high $11 or $12 a share on a fully diluted basis. We think the quality of our assets are good. Yes, we get surprises from time to time, but we get surprises both ways. We get surprises on the high side and on the low side. But generally, the quality of our assets remain — and as we somewhat shrink our balance sheet through these non-core exits and the sales, we begin to improve and recognize that quality of asset.

So, I thank you for listening today. I appreciate all the shareholders, and I appreciate your interest in FirstCity. Have a good day. Thank you.

Operator: Thank you, ladies and gentlemen. This concludes the third quarter 2012 FirstCity Financial conference call. Thank you for participating. You may now disconnect.

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